UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2021

BRINKER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DE		1-10275		75-1914582
(State or Other Jurisdiction of Incorporation)		(Commission File Number)		(I.R.S. Employer Identification No.)

3000 Olympus Blvd
Dallas	TX			75019
(Address of principal executive offices)				(Zip Code)
		(972)	980-9917
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.10 par value	EAT	NYSE
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1- REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01. Entry Into a Material Definitive Agreement.
On August 18, 2021, Brinker International, Inc. (the “Company") entered into a secured five-year revolving credit facility (the “Credit Facility”) as evidenced by the Credit Agreement (the “Credit Agreement”) with certain subsidiaries of the Company party thereto as guarantors (the “Guarantors”), JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and other lenders party thereto. Capitalized terms not defined in this description shall have the meanings given them in the Credit Agreement.
The proceeds from the Credit Facility were used to repay all obligations outstanding under the Company’s existing credit agreement, dated as of March 12, 2015, among the Company, the Guarantors, Bank of America, N.A. (“BofA”) as administrative agent and the other lenders party thereto (as amended, the “Existing Credit Agreement”), which was more specifically described in Item 1.01 of the Current Reports on Form 8-K filed on March 12, 2015, May 6, 2020, July 28, 2020 and Exhibit 10 in Form 10-Q for the period ended September 28, 2016, March 28, 2018 and December 25, 2019, which descriptions are incorporated by reference in this Item 1.01. The Existing Credit Agreement has been terminated as of August 18, 2021.
The Credit Agreement provides for a secured $800 million revolving credit facility. In addition to repaying the obligations under the Existing Credit Agreement, the proceeds of the Credit Facility will be used for working capital and general corporate purposes. The obligations under the Credit Agreement are secured by substantially all assets of the Company and the Guarantors (excluding, so long as the Company’s 3.875% Notes due 2023 remain outstanding, Principal Property and shares of Capital Stock or Debt in any Restricted Subsidiary).
Amounts outstanding under the Credit Agreement accrue interest at a rate equal to either, at the Company’s election, the Eurodollar Rate plus a margin of 1.50% to 2.25% per annum, or the Base Rate plus a margin of 0.50% to 1.25% per annum, in each case, depending on the Company’s Debt to Cash Flow Ratio, which does not include rent expense in the calculation of debt.
The covenants of the Credit Agreement include customary negative covenants that, among other things, restrict the Company’s ability to incur or guarantee additional indebtedness, grant liens, and make certain acquisitions, investments and asset dispositions. The Company may make and declare any Restricted Payment so long as after giving effect to the Restricted Payment the Company’s Debt to Cash Flow Ratio is less than 3.5 to 1. Additionally, the Company may make and declare $210 million in Restricted Payments per fiscal year so long as the Company is not in default. The Credit Agreement contains a financial covenant that requires the Company to maintain a Debt to Cash Flow Ratio as follows:

Fiscal Quarters Ended	Maximum Ratio
June 30, 2021 through December 31, 2022	4.50 to 1.00
March 31, 2022 and thereafter	4.00 to 1.00
The Credit Agreement will expire on August 18, 2026. The Credit Agreement includes customary events of default, and customary rights and remedies upon the occurrence of any event of default thereunder, including rights to accelerate loans, terminate the commitments thereunder and realize upon the collateral securing the obligations under the Credit Agreement, which includes substantially all assets of the Company and the Guarantors (excluding, so long the Company’s 3.875% Notes due 2023 remain outstanding, Principal Property and shares of Capital Stock or Debt in any Restricted Subsidiary).
The lending parties under the Credit Agreement are JPMorgan, BofA, Wells Fargo Bank, N.A., Truist Bank, MUFG Bank, Ltd, US Bank National Association and Cooperative Rabobank U.A., New York Branch, several of which provide various other banking services to the Company.
The foregoing description is only a summary and it is qualified in its entirety by the specific terms of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
On August 18 2021, the Company terminated the Existing Credit Agreement, as more specifically described in Item 1.01 of this Current Report on Form 8-K, which description, together with the discussion of the participants’ material relationships with the Company, is incorporated by reference in this Item 1.02.
The lending parties under the Existing Credit Agreement were JPMorgan, BofA, Wells Fargo Bank, N.A., Truist Bank, MUFG Bank, Ltd, US Bank National Association, Barclays Bank PLC, Regions Bank, Associated Bank National Association and PNC Bank, National Association, several of which provide various other banking services to the Company and are lenders under the Credit Agreement specifically described in Item 1.01 in this Current Report.

SECTION 2 - FINANCIAL INFORMATION
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 18, 2021, the Company entered into the Credit Agreement more specifically described in Item 1.01 in this Current Report on Form 8-K, which description is incorporated by reference in this Item 2.03.
SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1    Credit Agreement dated as of August 18, 2021 between Brinker International, Inc., the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC., a Delaware corporation

Dated: August 20, 2021	By:	/S/ WYMAN T. ROBERTS
Wyman T. Roberts,
President and Chief Executive Officer
of Brinker International, Inc.
and President of Chili’s Grill & Bar
(Principal Executive Officer)